Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mountain Bank Holding Company

Enumclaw, WA 98022

We consent to the incorporation by reference in the registration statement No. 33-61782 on Form S-8 of Mountain Bank Holding Company of our report dated February 27, 2006, with respect to the consolidated balance sheet of Mountain Bank Holding Company as of December 31, 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2005, which report is included herein.

/S/    MCGLADREY & PULLEN, LLP

Seattle, Washington

March 23, 2007